Exhibit 99.2

March 16, 2009

Judge Colleen McMahon

United States District Court

for the Southern District of New York

500 Pearl Street

New York, New York 10007

(By fax to 212-805-6326)

In RE: CIVIL DOCKET FOR CASE #: 1:08-cv-09171-CM

Dear Judge McMahon:

This matter is in reference to the e-Smart shareholders’ derivative suit before your court, Civil Action: 1:08-cv-09171-CM, Borwick v. Black, Cole, Volpe and Grace.

The signatories below represent a majority of e-Smart shareholders.

We, the undersigned signatories of this letter, collectively represent almost 300,000,000 (300 million shares of stock) in e-Smart Technologies, Inc. whereas Plaintiff Doug Borwick claims in his derivative suit complaint before this court that he owns just 2,000,000 (two million) shares of e-Smart stock. Collectively, our investments are approximately $12,000,000 (twelve million dollars), whereas Borwick has stated a few hundred thousands of dollars.

As majority shareholders of e-Smart, we request this Court to deny Mr. Borwick’s Motion to Extend the period of time to hire a new attorney, and request this honorable Court to Dismiss this pending action.

We viscerally disagree with Mr. Borwick’s assertions, and believe his actions herein are causing great damage to the company, and thwarting its success at this time. We have all raised our objections to him personally on conferences calls he initiated.

Ms. Dolan will be submitting a longer letter today as well.

Thank you.

Sincerely,

William Sandler

Howard Wills

Ahava Wills

Henry Mollett

Kevin O’Meara

Christine Dolan